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                                                            Exhibit 4.30

                        MISSISSIPPI CHEMICAL CORPORATION

                           1994 STOCK INCENTIVE PLAN
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          1.   Purpose.  The purpose of the 1994 Stock Incentive Plan the
("Plan") is to enable Mississippi Chemical Corporation (the "Company") to offer officers and other key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such employees and strengthening the mutuality of interest between the Employees and the Company's shareholders.

          2. Administration. The Plan shall be administered by a committee (the "Committee") which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors, none of whom shall be eligible to participate in this Plan and all of whom shall qualify as disinterested persons within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3 or any successor regulation. The Committee may delegate to the Chief Executive Officer of the Company the administration of benefits granted to non-officer participants.

          3. Eligibility. Benefits under the Plan shall be granted only to officers and other key employees of the Company
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and its subsidiaries selected initially and from time-to-time thereafter by the
Committee on the basis of the special importance of their services in the management, development and operations of the Company and its subsidiaries. For these purposes, any corporation, partnership or other entity in which the Company has a significant financial interest may qualify as a subsidiary.

          4.   Benefits.  The benefits awarded under the Plan shall consist of
(a) stock options, (b) stock appreciation rights, and (c) stock awards.

          5. Shares Reserved. There is hereby reserved for issuance under the Plan an aggregate of 1,800,000 shares of common stock of the Company which may be authorized but unissued or Treasury shares. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of option shares which may be awarded to any participant in any fiscal year during the term of the Plan is 200,000 shares. No more than 160,000 shares may be issued as stock awards during the term of the Plan. If there is a lapse, expiration, termination or cancellation of any option prior to the issuance of shares thereunder or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under this Plan.

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          6.  Stock Options.  Stock options shall consist of options to purchase shares of common stock of the Company and shall be either incentive stock options or non-qualified stock options as determined by the Committee. The option price shall be not less than 100% of the fair market value of the shares on the date the option is granted and the price may be paid by check or, in the discretion of the Committee, by the delivery of shares of common stock of the Company then owned by the participant. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant; provided, however, that no stock option shall be exercisable prior to six months after the option grant date nor later than ten years after the grant date. The aggregate fair market value
(determined as of the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiaries) shall not exceed $100,000.

          7. Stock Appreciation Rights. Stock appreciation rights may be granted to the holder of any stock option granted hereunder and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

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          (a) A stock appreciation right may be granted with respect to a stock option at the time of its grant or at any time thereafter up to six months prior to its expiration.

          (b) Stock appreciation rights will permit the holder to surrender any related stock option or portion thereof which is then exercisable and elect to receive in exchange therefor cash in an amount equal to:

               (i) The excess of the fair market value on the date of such election of one share of common stock over the option price, multiplied by

               (ii) The number of shares covered by such option or portion thereof which is so surrendered.

          (c) The Committee shall have the discretion to satisfy a participant's right to receive the amount of cash determined under paragraph (b) hereof in whole or in part by the delivery of common stock of the Company valued as of the date of the participant's election.

          (d) In the event of the exercise of a stock appreciation right, the number of shares reserved for

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     issuance hereunder shall be reduced by the number of shares covered by the stock option or portion thereof surrendered.

          8. Stock Awards. Stock awards will consist of common stock transferred to participants without other payment therefor as additional compensation for their services to the Company or one of its subsidiaries. A stock award shall be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares upon termination of the participant's employment within specified periods and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time. The goals established by the Committee may include earnings per share, total return on shareholder equity, or such other goals as may be established by the Committee in its discretion.

          9. Non-transferability. Stock options and other benefits granted under this Plan shall not be transferable other than by will or the laws of descent and distribution and each stock option and stock appreciation right shall be exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative.

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          10.  Change in Control.  In the event of a change in control of the
Company, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all stock awards shall immediately vest with all performance goals deemed fully achieved. For these purposes, change in control shall mean the occurrence of any of the following events, as a result of one transaction or a series of transactions:

          (a) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates and any qualified or non-qualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

          (b) individuals who constitute a majority of the Board of Directors of the Company immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;

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          (c) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 75% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; or

          (d) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets to another person or entity.

          11. Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including such provisions as may be required to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant's employment.

          12. Fair Market Value. The fair market value of the Company's common stock at any time shall be determined in such manner as the Committee may deem equitable or as required by applicable law or regulation.

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          13.  Adjustment Provisions.
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          (a) If the Company shall at any time change the number of issued shares of common stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, shall not be changed.

          (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

          (c) In the event of any merger, consolidation or reorganization of the Company with any other corporation, there shall be substituted, on an equitable basis as determined by the Committee, for each share of common stock then reserved for issuance under the Plan and for each share of common stock then subject to a benefit granted under the Plan, the number

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     and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction.

          14. Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any shares deliverable under the Plan after giving the person entitled to receive the shares notice as far in advance as practicable and the Company may defer making delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules which it may adopt, permit a participant to pay all or a portion of the taxes arising in connection with any benefit under the Plan by electing to have the Company withhold shares of common stock from the shares otherwise deliverable to the participant, having a fair market value equal to the amount to be withheld.

          15. Term of Program; Amendment, Modification or Cancellation of Benefits. No benefit shall be granted more than ten years after the date of the approval of this Plan by the shareholders of the Company; provided, however, that the terms and conditions applicable to any benefits granted prior to such date may at any time be amended or cancelled by mutual agreement between the Committee and the participant or any other persons as may then have an interest therein and may be unilaterally

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modified by the Committee whenever such modification is deemed necessary to protect the Company or its shareholders.

          16. Amendment or Discontinuation of Plan. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of a majority of the shareholders entitled to vote if such shareholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3. The Board of Directors may suspend the Plan or discontinue the Plan at any time; provided, however, that no such action shall adversely affect any outstanding benefit.

          17. Shareholder Approval. The Plan was adopted by the Board of Directors on August 2, 1994, subject to shareholder approval. The Plan and any benefits granted thereunder shall be null and void if shareholder approval is not obtained at the next annual meeting of shareholders.

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